UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 18, 2006
MGI PHARMA, INC.
(Exact name of registrant as specified in its charter)

Minnesota	0-10736	41-1364647

(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

5775 West Old Shakopee Road, Suite 100, Bloomington, Minnesota	55437

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (952) 346-4700

(Former name or former address, if changed since last report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT
Section 1 – Registrant’s Business and Operations
Item 1.01 Entry into a Material Definitive Agreement.
On October 18, 2006, MGI PHARMA, INC. (the “Company” and hereinafter referred to as the Company, we, our, and us), together with our wholly-owned subsidiaries MGI GP, Inc. and MGI OM, Inc. (collectively with us, the “Borrowers”), certain of our indirect and direct subsidiaries as guarantors (together with the Borrowers, the “Loan Parties”), entered into a credit agreement (the “Credit Agreement”) and related security and other agreements (together with the Credit Agreement, the “Loan Documents”) for a revolving credit facility with the Lenders thereto, and JPMorgan Chase Bank, N.A. (“Chase”), as administrative agent, sole bookrunner and sole lead arranger.
The revolving credit facility provides financing of up to $75 million, subject to the borrowing base. The borrowing base equals the sum of 85% of the aggregate face amount of the Borrowers’ eligible accounts receivable (net of certain chargeback reserves and distribution fees), less certain reserves. This facility also provides for a letter of credit subfacility and a swingline loan subfacility.
The revolving credit facility provides that we have the right at any time to request up to $25 million of additional commitments under this facility. The lenders under this facility are under no obligation to provide any such additional commitments, and any increase in commitments will be subject to customary conditions precedent. If we were to request any such additional commitments and the existing lenders or new lenders were to agree to provide such commitments, the facility size could be increased to up to $100 million, but our ability to borrow under this facility would still be limited by the amount of the borrowing base.
Interest Rate and Fees. Borrowings under the revolving credit facility bear interest at a rate equal to, at our option, either (a) a base rate determined by reference to the higher of (1) Chase’s prime lending rate and (2) the federal funds effective rate plus 0.5% or (b) a Eurodollar rate (LIBOR) determined by reference to the costs of funds for U.S. dollar deposits in the London interbank market for the interest period relevant to such borrowing adjusted for certain additional costs, in each case plus an applicable margin. The applicable margin for borrowings under our new revolving credit facility ranges from 0.00% to 0.25% for base rate borrowings and 0.75% to 1.75% for Eurodollar borrowings, subject to adjustment based on the average liquidity of the Borrowers, calculated as set forth in the Credit Agreement.
In addition to paying interest on outstanding principal under our new revolving credit facility, we are required to pay a commitment fee of 0.125% per annum in respect of the unutilized commitments thereunder. We must also pay customary letter of credit fees and agency fees.
Mandatory Repayments. If at any time the aggregate amount of outstanding loans, unreimbursed letter of credit drawings and undrawn letters of credit under the revolving credit facility exceeds the lesser of (i) the commitment amount or (ii) the borrowing base, we will be required to repay outstanding loans or provide cash collateral for letters of credit in an aggregate amount equal to such excess, with no reduction of the commitment amount. Additionally, if we receive proceeds from the sale of certain assets, we are required to apply these proceeds to repay outstanding loans and accrued interest.

If an event of default has occurred under our facility, we will be required to repay outstanding loans, together with accrued interest thereon and all other fees and obligations accrued thereunder, and to provide cash collateral for letters of credit.
Voluntary Repayments. We may voluntarily reduce the unutilized portion of the commitment amount to $50,000,000 and repay outstanding loans at any time without premium or penalty other than customary “breakage” costs with respect to LIBOR loans.
Amortization and Final Maturity. There is no scheduled amortization under the revolving credit facility. The principal amount outstanding of the loans under the revolving credit facility are due and payable in full at maturity on October 18, 2009.
Guarantees and Security. All obligations under the revolving credit facility are unconditionally guaranteed by the Company’s existing and future domestic subsidiaries, other than the Company’s inactive and foreign subsidiaries.
All obligations under the revolving credit facility, and the guarantees of those obligations, are secured, subject to certain exceptions, by a first-priority security interest in, or pledge of, certain personal property of the Loan Parties, including inventory, accounts, certain investment property, shares of capital stock in each domestic subsidiary and 65% of the shares of capital stock in certain foreign subsidiaries, general intangibles, certain security and deposit accounts and certain related assets and proceeds of the foregoing, but excluding copyrights, licenses, patents and trademarks of the Loan Parties.
Certain Covenants and Events of Default. The revolving credit facility contains a number of covenants that, among other things and subject to certain exceptions, restrict our ability and the ability of our subsidiaries to:
•	incur additional indebtedness;

•	create liens;

•	consolidate or merge;

•	make certain fundamental changes, including conducting any business other than the pharmaceutical business relating to the acquisition, research, development and commercialization of differentiated pharmaceutical prescription products for human consumption;

•	make certain investments, loans, advances, guarantees and acquisitions;

•	sell certain assets, including capital stock of our subsidiaries;

•	enter into sale and lease back transactions;

•	enter into swap agreements;

•	pay dividends on our capital stock or redeem, repurchase or retire our capital stock or indebtedness;

•	create restrictions on the payment of dividends or other amounts to us from our subsidiaries;

•	engage in transactions with our affiliates; and

•	enter into certain restrictive agreements or amendments of existing agreements.
In addition to the covenants above, under the revolving credit facility, we are required to maintain a minimum liquidity level of not less than $50 million and to comply with the fixed charge coverage ratio as described in the next paragraph.
If at any time our liquidity is less than $80 million, we are required to maintain a Fixed Charge Coverage Ratio of at least 1.1 to 1.0, for any trailing twelve month period ending on the last day of each fiscal month, calculated as the ratio of EBITDA, less the unfinanced portion of Capital Expenditures, to Fixed Charges (as such terms are defined in the Credit Agreement). In addition, we would then be required to deposit into a blocked account maintained with Chase funds held in certain deposit accounts and daily sweep funds not maintained with Chase into the blocked account.
The Credit Agreement also contains customary affirmative covenants and events of default, including compliance with the requirements of FDA Laws (as such term is defined in the Credit Agreement).
Pledge and Security Agreement. In connection with the Credit Agreement, the Loan Parties and Chase entered into a Pledge and Security Agreement (the “Security Agreement”), which grants a security interest in certain personal property as described above. The Security Agreement contains customary representations, warranties, covenants and events of default. In addition, the Security Agreement provides that at any time when the availability to borrow under the revolving credit facility is less than $50,000,000, Chase may block certain securities accounts and require that the applicable securities intermediaries act only upon the instruction of Chase.
The foregoing description of the Credit Agreement and the Security Agreement is qualified by reference to the Credit Agreement and the Security Agreement, copies of which are filed as Exhibit 10.1 and Exhibit 10.2, respectively, to this Form 8-K and are incorporated herein by reference.
Section 2 – Financial Information
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
As described in Item 1.01 above, the contents of which are incorporated herein by reference, on October 18, 2006 the Company entered into a Credit Agreement, a copy of which is attached hereto as Exhibit 10.1, providing for a revolving credit facility.
Section 9 – Financial Statements and Exhibits
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits
10.1	Credit Agreement, dated as of October 18, 2006, among MGI PHARMA, INC., as a Borrower, MGI GP, Inc., as a Borrower, MGI OM, Inc., as a Borrower, the Other Loan Parties, the Lenders Party hereto, and JPMorgan Chase Bank, N.A., as Administrative Agent, Sole Bookrunner and Sole Lead Arranger.

10.2	Pledge and Security Agreement, dated as of October 18, 2006, by and between, MGI PHARMA, INC., MGI GP, Inc., MGI OM, Inc., MGI PHARMA Biologics, Inc., ProQuest Pharmaceuticals, Inc., MGI Products, Inc., MGI MSL, LLC, MGI (Canada) Inc., GPI IP, LLC, and JPMorgan Chase Bank, N.A., as administrative agent.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MGI PHARMA, INC.
Date: October __, 2006	By:
William F. Spengler
Executive Vice President and Chief Financial Officer

EXHIBIT INDEX
10.1	Credit Agreement, dated as of October 18, 2006, among MGI PHARMA, INC., as a Borrower, MGI GP, Inc., as a Borrower, MGI OM, Inc., as a Borrower, the Other Loan Parties, the Lenders Party hereto, and JPMorgan Chase Bank, N.A., as Administrative Agent, Sole Bookruner and Sole Lead Arranger.

10.2	Pledge and Security Agreement, dated as of October 18, 2006, by and between, MGI PHARMA, INC., MGI GP, Inc., MGI OM, Inc., MGI PHARMA Biologics, Inc., ProQuest Pharmaceuticals, Inc., MGI Products, Inc., MGI MSL, LLC, MGI (Canada) Inc., GPI IP, LLC, and JPMorgan Chase Bank, N.A., as administrative agent.